EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Great Southern Bancorp, Inc.
Springfield, Missouri

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-156551) and Form S-8 (Nos. 33-55832, 333-104930 and 333-106190) of our report dated June 5, 2009, on our audit of the statement of assets acquired and liabilities assumed by Great Southern Bank (a wholly owned subsidiary of Great Southern Bancorp, Inc.) pursuant to the purchase and assumption agreement dated March 20, 2009 and included in this Form 8-K/A.

/s/BKD, LLP

Springfield, Missouri
June 5, 2009